Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

General Electric Capital Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-3 of General Electric Capital Corporation (GECC) dated December 1, 2011 (the “Registration Statement”) of our report dated February 25, 2011, relating to the statement of financial position of GECC and consolidated affiliates as of December 31, 2010 and 2009, and the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2010 and the related schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010 which report appears in the December 31, 2010 annual report on Form 10-K of GECC.

Our report with respect to the consolidated financial statements and schedule, which is dated February 25, 2011, contains an explanatory paragraph stating that, as discussed in Note 1 to the consolidated financial statements, GECC, in 2010, changed its method of accounting for consolidation of variable interest entities; in 2009, changed its method of accounting for impairment of debt securities, business combinations and non-controlling interests; and in 2008, changed its method of accounting for fair value measurements and adopted the fair value option for certain financial assets and financial liabilities.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Stamford, Connecticut

December 1, 2011